CERTIFICATE OF AMENDMENT

Certificate of Amendment to the Certificate of Limited Partnership of Smith Barney Potomac Futures Fund L.P. under Section 121-202 of the Revised Limited Partnership Act.

THE UNDERSIGNED, being the withdrawing general partner and the admitted general partner of Smith Barney Potomac Futures Fund L.P. hereby certify:

     1. The name of the limited partnership is Smith Barney Potomac Futures Fund L.P. (the "Limited Partnership").

     2. The Certificate of Limited Partnership of the Limited Partnership was filed on March 14, 1997.

     3. Article 5 of the Certificate of Limited Partnership of the Partnership is hereby amended in its entirety to read as follows:

     5. The name and business or residence address of each general partner is as follows:

                          SFG Global Investments, Inc.
                            21 Milk Street, 5th Floor
                           Boston, Massachusetts 02109

     4. This Amendment reflects the admission of a general partner and a withdrawal of a general partner. The name of the admitted general partner is SFG Global Investments, Inc. whose date of admission is March 1, 1999. The name of the withdrawing general partner is Smith Barney Futures Management, Inc., whose date of withdrawal is March 1, 1999.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 26th day of February, 1999, and affirm the statements contained herein as true under penalties of perjury.


                 Withdrawing General Partner

                 Smith Barney Futures Management Inc.



                 By:    /s/ David J. Vogel
                      -----------------------
                        David J. Vogel
                        President



                 Admitted General Partner

                 SFG Global Investments, Inc.





                By:    /s/ Molly S. Mugler
                     -----------------------
                       Molly S. Mugler
                       President